Exhibit 99

Press Release dated July 24, 2003

[LOGO]	NEWS

P. O. Box 2943, Fort Worth, TX 76113

FOR IMMEDIATE RELEASE

For more information, contact:

TNP Enterprises, Inc.	Texas-New Mexico Power Company and First Choice Power, Inc.
Ted Babcock	Valerie Smith – Media	Steve Wise – Investors
(516) 933-3105	(817) 737-1360	(817) 737-1329
email:tbabcock@tnpe.com	email: vsmith@tnpe.com	email: swise@tnpe.com

TNP ENTERPRISES REPORTS SECOND QUARTER LOSS

FORT WORTH, Texas — July 24, 2003 — TNP Enterprises, Inc. (TNP) today announced a loss applicable to common stock of $6.5 million for the quarter ended June 30, 2003, as compared to income of $4.4 million for the comparable period in 2002.

TNP’s two principal subsidiaries are First Choice Power, Inc. (First Choice) and Texas-New Mexico Power Company (TNMP). Detailed below are certain financial highlights for TNP, First Choice, and TNMP for the quarters ended June 30, 2003, and June 30, 2002:

TNP ENTERPRISES, INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

(Dollars in Thousands)

	2003			2002
	TNMP	First Choice	TNP Consolidated	TNMP	First Choice	TNP Consolidated
Operating Revenues	$67,761	$184,126	$223,525	$76,568	$123,341	$173,376
Net Income (Loss)	$8,832	$(2,882)	$(1,018)	$9,034	$7,199	$9,215
Income (Loss) Applicable to Common Stock	$8,832	$(2,882)	$(6,533)	$9,034	$7,199	$4,407
EBITDA *	$29,648	$(3,910)	$24,120	$25,978	$12,083	$36,329
Cash Flow from (used in) Operations	$12,512	$(20,041)	$(16,544)	$7,281	$3,104	$(4,726)
Consolidated Debt Outstanding as of June 30	N/A	N/A	$775,977	N/A	N/A	$846,853

*	EBITDA is an acronym for earnings before interest, taxes, depreciation, amortization, and charge for recovery of stranded plant. EBITDA also excludes clawback expense. EBITDA is a non-GAAP financial measure used by analysts and the investment community to evaluate financial performance. EBITDA is not intended to replace GAAP earnings, but is provided as a tool to assist investors who may not consider those items useful in evaluating future financial results.

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TNP’s Loss

TNP had a consolidated loss applicable to common stock of $6.5 million for the quarter ended June 30, 2003, which represents a $10.9 million decrease as compared with income of $4.4 million for the same period in 2002. The $10.9 million decrease was driven by a $10.1 million decrease in First Choice earnings. The First Choice decrease resulted primarily from:

•	lower gross profits of $37.9 million ($23.4 million after taxes) resulting from increased purchased power expenses due to historically high natural gas prices during the period, and;

•	increased operations and maintenance costs of $3.2 million ($2.0 million after taxes) due to a higher reserve for uncollectible accounts receivables and increased personnel costs in First Choice’s customer service organization.

Partially offsetting these decreases were:

•	increased gross profits of $19.0 million ($11.8 million after taxes) resulting from increases in price-to-beat revenues driven by fuel factor rate increases, and;

•	increased gross profits of $6.8 million ($4.2 million after taxes) attributable to increased revenues of $29.8 million from competitive customer acquisitions and higher rates, partially offset by an increase in purchased power quantities of $23.0 million due primarily to the increase in competitive customers.

Income applicable to common for TNMP, TNP’s regulated subsidiary, was $8.8 million for the quarter ended June 30, 2003, which was consistent with income of $9.0 million for the same period in 2002.

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EBITDA Results

EBITDA for TNP was $ 24.1 million for the quarter ended June 30, 2003, which is $12.2 million lower as compared to the same period in 2002. The $12.2 million decrease is primarily due to the First Choice variances described above. Detailed below is a reconciliation of TNP consolidated Net Income (Loss) to EBITDA for the quarters ended June 30, 2003, and June 30, 2002:

Reconciliation of TNP Enterprises & Subsidiaries

Consolidated Net Income to EBITDA

(Dollars in Millions)

	2003			2002
	TNMP	First Choice	TNP Consolidated	TNMP	First Choice	TNP Consolidated
Net Income (Loss)	$8.8	$(2.9)	$(1.0)	$9.0	$7.2	$9.2
Reconciling Items:
Interest charges	8.8	0.3	18.3	5.6	0.3	15.1
Income taxes	4.9	(1.8)	(0.8)	4.6	4.5	5.2
Depreciation, amortization & other	7.1	0.1	7.2	6.8	0.1	6.8
Clawback Accrual	—	0.4	0.4	—	—	—

EBITDA	$29.6	$(3.9)	$24.1	$26.0	$12.1	$36.3

EBITDA Projection

Based on forward gas prices as of July 16, 2003, which suggest an average price of $5.11 per mmbtu for the remainder of the year, management anticipates consolidated EBITDA will range between $55 million and $65 million for the year 2003. The reduction from 2002 results from high gas prices and unhedged positions in early 2003. Management believes 2004 EBITDA will return to levels comparable to 2002, when consolidated EBITDA was $153.5 million.

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Cash Flow from Operations

TNP’s consolidated cash flow used in operations was $16.5 million in the second quarter of 2003, which represents a decrease of $11.8 million, as compared to cash flow used in operations of $4.7 million for the same period last year. The decrease is driven by higher purchased power costs of $57.0 million and increased payments to suppliers of $18.9 million primarily for transmission and distribution costs associated with competitive customers. Partially offsetting these higher costs were increased cash flow from First Choice sales due to the acquisition of competitive customers, increases in the price–to-beat fuel factor and increases in competitive customer rates which totaled $61.5 million.

Actions to Mitigate the Risk of Natural Gas Price Increases

The risk of continued increasing natural gas prices has been mitigated for the remainder of 2003, through the purchase of natural gas call options during the first half of 2003. The total cost of the options was approximately $19.1 million. A complete discussion of the natural gas price risks and strategies of First Choice to mitigate those risks is included in Company’s Form 10-Q on file with the Securities and Exchange Commission.

First Choice Customer Retention and Acquisitions

When competition began in January 2002, approximately 195,000 former TNMP customers became customers of First Choice. At June 30, 2003, First Choice served approximately 186,000, or 95 percent, of those customers. Additionally, First Choice serves approximately 75,000 residential, commercial and aggregated municipal competitive customers acquired since the competitive pilot project began in the second half of 2001. With a total of approximately 261,000 customers at June 30, 2003, First Choice increased overall customers served since January 2002 by 66,000, or 34 percent.

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Page Five/TNP ENTERPRISES REPORTS LOSS

Since the merger dated April 7, 2000, TNP has reduced its consolidated debt balance by a total of $120.3 million.

Additional information on 2003 results can be obtained in the Company’s Form 10-Q on file with the Securities and Exchange Commission.

The timing of a conference call to review the second quarter results will be announced in the near future.

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: From time to time, TNP makes statements concerning its expectations, beliefs, plans, objectives, goals, strategies, and future events or performance, including projected results. Such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although TNP believes that these forward looking statements and the underlying assumptions are reasonable, it cannot provide assurance that they will prove correct. Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in the statements. Some of those factors include, but are not limited to: our ability to adapt to open market competition; resolution of problems with computer systems of ERCOT and other market participants that support the competitive market in Texas and facilitate the customer switching process; the ability of First Choice to attract and retain customers as competition moves forward; the effects of accounting pronouncements that may be issued periodically; changes in regulations affecting TNP’s and TNMP’s businesses; decisions in connection with regulatory proceedings; insurance coverage available for claims made in litigation; general business and economic conditions, and price fluctuations in the electric power and natural gas markets; extensions and refinancings of expiring credit facilities; waivers or modifications of provisions in the Senior Credit Facility; and other factors described from time to time in TNP’s and TNMP’s reports filed with the SEC.

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